Exhibit 99.1

24/7 Real Media CFO Jonathan K. Hsu Assumes Role Of Chief Operating Officer

New York - August 3rd, 2006 - 24/7 Real Media, Inc. (Nasdaq: TFSM), a leading global digital marketing company, today announced it has expanded the role of its Executive Vice President and Chief Financial Officer, Jonathan K. Hsu, to include the title of Chief Operating Officer (COO), formalizing the roles and responsibilities that he has overseen over the past few years.

“Jon is a tremendous strategic asset to 24/7 Real Media. His business and financial acumen, and natural leadership abilities have been instrumental in driving the company’s growth and improving its financial well-being,” said David J. Moore, Chairman and CEO, 24/7 Real Media. “In addition to his fiduciary duties, Jon already oversees many of the operational functions of the business, helping us to improve our profitability ¬the same way we do for our own customers. We’re proud to officially recognize Jon for his efforts and commitment to 24/7 Real Media by formally naming him Chief Operating Officer.”

“Consolidating the finance and operations roles has proven to be very beneficial for 24/7 Real Media, in that it has created a greater level of transparency across many business functions and helped streamline decision-making processes,” said Mr. Hsu. “As 24/7 Real Media continues to expand its service offerings and global footprint to address the evolving needs of our growing client base, the efficiencies that we’ve already built into our operations will continue to benefit our customers and shareholders alike.”

In his expanded role, Mr. Hsu is responsible for 24/7 Real Media’s global financial operations, as well as Technology Development, Corporate Development, Investor Relations, Marketing, Product Management, Human Resources and various administrative functions. Mr. Hsu was responsible for driving the company’s expansion in the Asia Pacific region, overseeing the acquisitions of Real Media Korea in December 2003, and Australia-based Decide Interactive in August 2004. He also spearheaded the joint venture with Dentsu, Japan’s largest advertising company, in September 2005 to form K.K. 24-7 Search, the company’s highly successful foray into the Japanese search engine marketing arena. Mr. Hsu joined the company in March 2000, and previously served as Senior Vice President, Corporate Development and Strategic Planning.

Prior to joining 24/7 Real Media, Mr. Hsu worked for JP Morgan Chase Securities, where he specialized in M&A activities for new economy companies, telecommunication firms, and financial sponsors. Previously, he served as a venture capitalist at American Lead Ventures and founded a magazine distributed internationally by Time Warner.

Mr. Hsu holds an M.B.A. in Finance and Strategic Management from the Wharton School of Business and a B.A. in Economics from Harvard University.

About 24/7 Real Media, Inc.

24/7 Real Media, Inc. is a leading global digital marketing company, empowering advertisers and publishers to engage their target audiences with greater precision, and to achieve transparency and greater ROI. Using its award winning ad serving, targeting, tracking, and analytics platform, powerful search marketing capabilities and global network of specialized Web sites, the company has turned the art of reaching audiences across virtually any digital medium into a measurable science. The company is headquartered in New York, with 20 offices in 12 countries throughout North America, Europe and Asia Pacific. 24/7 Real Media: The Science of Digital Marketing.

24/7 Real Media is a member of the NAI and adheres to the NAI privacy principles that have been applauded by the FTC. These principles are designed to help ensure Internet user privacy. For more information about online data collection associated with ad serving, including online preference marketing and an opportunity to opt-out of 24/7 Real Media cookies, go to: www.networkadvertising.org.

Caution concerning forward-looking statements:

This news release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are naturally subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to changes in economic, business, competitive and/or regulatory factors. More detailed information about those factors is set forth in our filings with the Securities and Exchange Commission. In addition, the following factors, among others, could cause actual results to differ materially from those described herein: the potential for impairment of relationships with employees or major customers, loss of faith in Internet advertising, international risks, regulatory risks, and other economic, business, competitive and/or regulatory factors affecting the businesses of 24/7 Real Media. All information in this release is as of July 18, 2006. The Company is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

For more information on 24/7 Real Media, Inc., please contact:

Investor Relations Julie Tu Vice President Financial Relations Board Telephone: 212-827-3776 Email: jtu@frbir.com	Media Relations Eric Sokolsky Weber Shandwick Group Director, Technology Practice Telephone: 212.445-8081 Email: esokolsky@webershandwick.com